SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 6)


                        Royal Group Technologies Limited
                        --------------------------------
                                (Name of Issuer)


                            Subordinate Voting Shares
                            -------------------------
                         (Title of Class of Securities)


                                   779915 10 7
                                   -----------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 Rule 13d-1(b)
         [X]     Rule 13d-1(c)
                 Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


--------------------------------------------------------------------------------
Cusip No. 779915 10 7                 13G
--------------------------------------------------------------------------------
1 Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only)

                   VIC DE ZEN
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)
                                                                 (b)
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                   CANADIAN
--------------------------------------------------------------------------------
                              5      SOLE VOTING POWER

    NUMBER OF SHARES                 17,300,479
     BENEFICIALLY             --------------------------------------------------
     OWNED BY EACH            6      SHARED VOTING POWER
       REPORTING
      PERSON WITH                    0
                              --------------------------------------------------
                              7      SOLE DISPOSITIVE POWER

                                     2,200,479
                              --------------------------------------------------
                              8      SHARED DISPOSITIVE POWER

                                     15,100,000
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         17,300,479
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         [ ]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         18.3%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

                   IN
--------------------------------------------------------------------------------


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

Item 1(a)     Name of Issuer:

              Royal Group Technologies Limited

Item 1(b)     Address of Issuer's Principal Executive Offices:

              1 Royal Gate Boulevard, Woodbridge, Ontario, Canada L8L 8Z7

Item 2(a)     Name of Person Filing:

              Vic De Zen

Item 2(b)     Address of Principal Business Office:

              1 Royal Gate Boulevard, Woodbridge, Ontario, Canada L8L 8Z7

Item 2(c)     Citizenship:

              Canadian

Item 2(d)     Title of Class of Securities:

              Subordinate Voting Shares

Item 2(e)     CUSIP Number:

              779915 10 7

Item 3        Person filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c):

              Not applicable

Item 4(a)     Amount Beneficially Owned:

              17,300,479

Item 4(b)     Percent of Class:

              18.3

Item 4(a)     Number of Shares as to Which Such Person Has:

              (i)    sole power to vote or to direct the vote: 17,300,479

              (ii)   shared power to vote or to direct the vote: 0

              (iii)  sole power to dispose or to direct the disposition of:
                     2,200,479

              (iv)   shared power to dispose or to direct the disposition of:
                     15,100,000


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

Item 5        Ownership of Five Percent or Less of a Class:

              Not applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person:

              Not applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

              Not applicable

Item 8        Identification and Classification of Members of the Group:

              Not applicable

Item 9        Notice of Dissolution of Group:

              Not applicable

Item 10       Certification:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 2003              By:      /s/ Vic De Zen
                                          --------------------------------------
                                          Name:  Vic De Zen